Exhibit 5.1

[Gibson, Dunn & Crutcher LLP Letterhead]

September 28, 2007

(949) 451-3900	C 87007-01452

(949) 451-4220

Standard Pacific Corp.

15326 Alton Parkway

Irvine, California 92618

Re:	Standard Pacific Corp.
6% Convertible Senior Subordinate Notes Offering

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, File No. 333-140871, of the Company, filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) on February 23, 2007 (the “Registration Statement”), the preliminary prospectus supplement and prospectus related thereto filed with the Commission pursuant to Rule 424(b) under the Securities Act on September 24, 2007, a final pricing term sheet dated September 24, 2007 in the form filed with the Commission pursuant to Rule 433 under the Securities Act on September 25, 2007, the final prospectus supplement in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on September 25, 2007 in connection with the offering by the Company of 6% Convertible Senior Subordinated Notes due 2012 (the “Notes”) and shares of common stock of the Company, par value $0.01 per share (the “Shares”), issuable upon conversion of the Notes. The Notes are being issued pursuant to the Indenture, dated as of April 10, 2002, by and between the Company and Bank One Trust Company N.A., as trustee (“Bank One”), as supplemented by that certain First Supplemental

Standard Pacific Corp.

September 28, 2007

Indenture, dated as of April 10, 2002, between the Company and Bank One, that certain Second Supplemental Indenture, dated as of February 22, 2006, by and among the Company, the guarantors named therein and J.P. Morgan Trust Company, National Association (“J.P. Morgan”), as trustee (as successor in interest to Bank One), and the Third Supplemental Indenture, dated as of September 24, 2007 (together, the “Indenture”), among the Company, the Guarantors and The Bank of New York Trust Company, N.A., as trustee (as successor in interest to J.P. Morgan, the “Trustee”). In connection with the issuance of the Securities, the Company and the Guarantors have entered into the Underwriting Agreement, dated as of September 24, 2007 (the “Underwriting Agreement”), among the Company, the Guarantors (as defined in the Underwriting Agreement) and the underwriters named therein (the “Underwriters”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that:

1. With respect to the Notes, when the Notes have been duly executed and authenticated as specified in the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company.

2. The Shares initially issuable upon conversion of the Notes, when issued and delivered in accordance with the terms of the Indenture, and when issued upon conversion, will be validly issued, fully paid and non-assessable.

3. With respect to the Guarantees, when the Notes are executed and authenticated as specified in the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Guarantees will be valid and binding obligations of the Guarantors.

The opinions set forth in paragraphs 1 and 3 above are each subject to (i) the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, arrangement and similar laws of general application relating to or affecting creditors’ rights, including, without limitation, the effect of statutory or other law regarding fraudulent conveyances, fraudulent transfers, preferential transfers and distributions by corporations to stockholders; and (ii) to the limitations imposed by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific

Standard Pacific Corp.

September 28, 2007

performance or injunctive relief regardless of whether considered in a proceeding in equity or at law. With respect to such opinions, we express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, or (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to federal or state securities laws.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York, the United States of America, and, for purposes of paragraph 2, the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL, as currently in effect, and have made such inquiries as we consider necessary to render the opinion contained in Paragraph 2 above. This opinion letter is intended to the limited effect of the present state of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the State of Delaware and the facts as they presently exist. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/S/ GIBSON, DUNN & CRUTCHER LLP

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